EXHIBIT 10.8

Third Point Reinsurance Limited

Director Service Agreement

This DIRECTOR SERVICE AGREEMENT, dated as of                     , 2012, is entered into by and between Third Point Reinsurance Limited, a Bermuda corporation (the “Company”), and the Director whose name appears on the signature page hereof (the “Director”). Capitalized terms used herein without definition shall have the meanings given to such terms in Section 18.

WHEREAS, the shareholders of the Company have appointed the Director as a member of the Board and the Director has accepted such appointment;

WHEREAS, the Company and the Director desire to enter into an agreement that sets forth the terms and conditions of the Director’s service on the Board; and

WHEREAS, in connection with the Director’s appointment to the Board, the Company desires to grant options to purchase Shares to the Director.

NOW, THEREFORE, in consideration of the premises and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

1. Appointment and Term. The Director hereby agrees to serve as a member of the Board, subject to the terms and conditions set forth herein. The appointment of the Director shall commence on the date hereof and continue until terminated by either the shareholders of the Company or the Director at any time (the “Service Period”).

2. Reimbursement of Expenses. The Director shall be reimbursed for all proper and reasonable out-of-pocket expenses incurred by him or her in preparing for and attending meetings of the Board or any committee of the Board, including meals, lodging, and transportation to and from Board or committee meetings, and any other expenditure preapproved by the Company and incurred by the Director in the proper performance of his or her duties.

3. Confirmation of Option Grant, Option Price.

(a) Confirmation of Option Grant. The Company hereby grants to the Director, effective as of the date hereof (the “Grant Date”), options to purchase from the Company the number of Shares specified on the signature page hereof, which shall become exercisable, if at all, as provided in Section 4 (the “Options”).

(b) Option Price. The Options shall have the option price(s) per share as set forth on the signature page hereof (the “Option Price”), which, in each case, is not less than the Fair Market Value per Share on the Grant Date.

(c) Character of Options. The Options granted hereunder are not intended to be “incentive stock options” within the meaning of Section 422 of the Code.

4. Exercisability.

(a) Vesting. The Options shall become exercisable upon the satisfaction of the Service Condition (as defined below) with respect to all or any portion of the Options. Notwithstanding the foregoing, all or a portion of such Options shall also become exercisable at the time and under the circumstances described in Section 6.

(i) Service Condition. The “Service Condition” shall be deemed satisfied with respect to 20% of the Options on each of the first five anniversaries of the Grant Date, subject to the Director’s continuous service from the Grant Date to such anniversary.

(b) Normal Expiration Date. Unless the Options earlier terminate in accordance with this Section 4 or Section 6, the Options shall terminate on the tenth anniversary of the Grant Date (the “Normal Expiration Date”). Once Options have become exercisable pursuant to this Section 4, such Options may be exercised, subject to the provisions hereof, at any time and from time to time until the Normal Expiration Date.

(c) No Other Accelerated Vesting. The vesting and exercisability provisions set forth in this Section 4 or in Section 6 or 7, shall be the exclusive vesting and exercisability provisions applicable to Options and shall supersede any other provisions relating to vesting and exercisability, unless such other provision expressly refers to this Agreement by name and date.

5. Method of Option Exercise and Payment.

All or part of the exercisable Options may be exercised by the Director upon (a) the Director’s written notice to the Company of exercise; (b) the Director’s payment of the Option Price in full at the time of exercise (i) in cash or cash equivalents, (ii) at any time following a Public Offering, in unencumbered Shares owned by the Director for at least six months (or such other period as is required by applicable accounting standards to avoid a charge to earnings) having a Fair Market Value on the date of exercise equal to such Option Price, (iii) at any time following a Public Offering, in a combination of cash and unencumbered Shares owned by the Director for at least six months (or such other period as is required by applicable accounting standards to avoid a charge to earnings) having a combined Fair Market Value on the date of exercise equal to such Option Price, or (iv) in accordance with such procedures or in such other form as the Committee shall from time to time determine; and (c) if such Options are exercised prior to a Public Offering, the Director’s execution of the Members Agreement and the Registration Rights Agreement in order to become a party to such agreements with respect to the Shares issuable upon the exercise of such Options. As soon as practicable after receipt of a written exercise notice and payment in full of the exercise price of any exercisable Options and, if applicable, receipt of evidence of the Director’s execution of the Members Agreement and Registration Rights Agreement in accordance with this Section 5, but subject to Section 9 below, the Company shall issue a certificate or certificates representing the Shares acquired upon the exercise thereof, registered in the name of the Director; provided that if the Company, in its sole discretion, shall determine that, under applicable securities laws, any certificates issued under this Section 5 must bear a legend restricting the transfer of such Share, such certificates shall bear the appropriate legend.

6. Termination of Service Period.

(a) Special Termination. Unless otherwise determined by the Committee, which shall not use its discretion to decrease any rights provided under this Agreement, in the event that the Service Period terminates by reason of the Director’s death or Disability (each a “Special Termination”), then all Options held by the Director that are exercisable as of the date of such Special Termination or that would become exercisable on the next Service Condition vesting date immediately following the date of such Special Termination may be exercised by the Director or the Director’s beneficiary as designated in accordance with Section 11, or if no such beneficiary is named, by the Director’s estate, at any time prior to (i) the first anniversary of the date of such Special Termination or (ii) the Normal Expiration Date of the Options, whichever period is shorter. Any Options that are not then exercisable and would not otherwise have become exercisable on the next Service Condition vesting date immediately following the date of such Special Termination shall terminate and be cancelled immediately upon such Special Termination.

(b) Certain Terminations under the Bye-Laws of the Company. Unless otherwise determined by the Committee, in the event that the Service Period is terminated under the Bye-Laws of the Company for any reason other than (x) a Special Termination or (y) in accordance with Section 6(c), then any Options held by the Director that are exercisable as of the date of such termination may be exercised by the Director at any time prior to (i) the first anniversary of the date of such termination or (ii) the Normal Expiration Date of the Options, whichever period is shorter. Any Options held by the Director that are not then exercisable shall terminate and be cancelled immediately upon such termination of employment.

(c) Termination by the Director. Unless otherwise determined by the Committee, in the event that the Service Period is terminated by the Director for any reason, then any Options held by the Director that are exercisable as of the date of such termination may be exercised by the Director at any time prior to (i) the date that is three months following the date of such termination or (ii) the Normal Expiration Date of the Options, whichever period is shorter. Any Options held by the Director that are not then exercisable shall terminate and be cancelled immediately upon such termination of employment.

(d) Committee Discretion. Notwithstanding anything else contained in this Agreement to the contrary, the Committee may at any time extend the post-termination exercise period of all or any portion of the Options up to and including, but not beyond, the Normal Expiration Date of such Options.

7. Change in Control.

(a) Accelerated Vesting of Options and Payment on All Vested Options. In the event of a Change in Control, each outstanding Option (regardless of whether the Service Condition has been satisfied for such Options at such time) shall be cancelled in exchange for a payment of an amount equal to the excess, if any, of the Change in Control Price over the Option Price.

(b) Limitation on Benefits. Notwithstanding anything contained in this Agreement to the contrary, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the Company and the Director (collectively, the “Payments”) would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the Director shall be entitled to waive any or all such Payments to the extent necessary to avoid the application of the excise tax under Section 4999 of the Code. In addition, if (x) immediately prior to a change in ownership or control (within the meaning of Section 280G of the Code), the Company is a corporation described in Section 280G(b)(5)(A)(ii)(I) of the Code, and (y) the Director elects to provide the waiver contemplated by this Section 7(b), the Company shall use its reasonable efforts to cause any Payments arising out of or in connection with such change in ownership or control to which the Director is or may become entitled to be submitted for shareholder approval in accordance with Section 280G(b)(5)(B) and Treas. Reg. Section 1.280G-1, Q&A-7.

8. Tax Withholding.

Whenever Shares are to be issued pursuant to the exercise of an Option or any payment is to be made hereunder, the Company or any Subsidiary shall have the power to withhold, or require the Director to remit to the Company or such Subsidiary, an amount sufficient to satisfy the statutory minimum federal, state, and local withholding tax requirements relating to such transaction.

9. Nontransferability of Options.

No Options granted hereby may be sold, transferred, pledged, assigned, encumbered, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or, on such terms and conditions as the Committee shall establish, to a trust, corporation, partnership, or limited liability company established by and for the benefit of the Director for estate-planning purposes of the Director. All rights with respect to Options granted to the Director hereunder shall be exercisable during his or her lifetime only by such Director or, if permitted by the Committee, a permitted transferee. Following the Director’s death, all rights with respect to Options that were exercisable at the time of the Director’s death and that have not terminated shall be exercised by his or her designated beneficiary, his or her estate or, if permitted by the Committee, a permitted transferee.

10. Buyout and Settlement for Shares.

The Committee may at any time offer to buy out for a payment in cash or Shares an Option granted hereunder, based on such terms and conditions as the Committee shall establish and communicate to the Director at the time that such offer is made, and the Director may decide to accept such offer, but such Director is not required to do so. Upon the intended exercise of any Option, in lieu of accepting payment of the exercise price therefor and issuing or delivering the number of Shares for which the Option is being exercised, the Committee (in its sole discretion) may cause the Company either (a) to pay the Director an amount in cash equal to the amount, if any, by which the aggregate Fair Market Value of the Shares as to which the Option is being exercised exceeds the aggregate Option Price, or (b) to deliver to the Director a lesser number of Shares, having a Fair Market Value on the date of exercise, equal to the amount, if any, by which the aggregate Fair Market Value of the Shares as to which the Option is being exercised exceeds the aggregate Option Price for such shares. Upon payment of cash or distribution of Shares pursuant to this Section 10, the Director’s rights as to the portion of the Options that is the subject of such payment or distribution shall be deemed satisfied in full.

11. Beneficiary Designation.

The Director may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) by whom any right under this Agreement is to be exercised in case of his or her death. Each designation will revoke all prior designations by the Director, shall be in a form reasonably prescribed by the Committee, and will be effective only when filed by the Director in writing with the

Committee during his or her lifetime. In the absence of any such designation, benefits remaining unpaid or Options outstanding at the Director’s death shall be paid to or exercisable by the Director’s surviving spouse, if any, or otherwise to or by his or her estate.

12. Adjustment in Capitalization.

If at any time or from time to time after the Closing Date the Company shall (i) declare a dividend or make a distribution on its Shares payable in Shares, (ii) subdivide its outstanding Shares into a larger number of shares, (iii) combine its outstanding Shares into a smaller number of shares, (iv) increase or decrease the number of Shares outstanding by reclassification of its Shares, or (v) issue by reclassification of its Shares other securities of the Company (each of clauses (i)–(v), an “Adjustment Event”), then the Committee shall adjust the number, class, and exercise price of any outstanding Option, and/or make such substitution, revision, or other provisions with respect to any outstanding Option, in each case as it determines to be equitable. Without limiting the generality of the foregoing, in the event of any such Adjustment Event, the Committee shall have the power to make such changes as it deems appropriate in the number and type of shares covered by outstanding Options, the prices specified therein, and the securities, cash, or other property to be received upon the exercise or conversion thereof. After any adjustment made pursuant to this Section 12, the number of Shares subject to each outstanding Option shall be rounded down to the nearest whole number. All determinations and calculations required under this Section 12 shall be made in the sole discretion of the Committee and in compliance with Section 409A of the Code or an exemption thereto. For the avoidance of doubt, the issuance of Shares by the Company for value shall not constitute an Adjustment Event.

13. Requirements of Law.

The issuance of Shares pursuant to the Options shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. No Shares shall be issued upon exercise of any Options granted hereunder if such exercise would result in a violation of applicable law, including the U.S. federal securities laws and any applicable state or foreign securities laws.

14. No Rights as Shareholder.

Except as otherwise required by law, the Director shall not have any rights as a shareholder with respect to any Shares covered by the Options granted hereby until such time as the Shares issuable upon exercise of such Options have been so issued. Notwithstanding anything else contained herein to the contrary, the exercise of any portion of the Options conveyed hereby is expressly conditioned upon the Director becoming a party to the Members Agreement and the Registration Rights Agreement with respect to any Shares to be acquired upon such exercise.

15. Restrictions on Sale upon Public Offering.

Except as otherwise provided in the Registration Rights Agreement, the Director agrees that, in the event that the Company files a registration statement under the Act with respect to a public offering of any of its capital shares, the Director will not effect any sale or distribution of Shares including, but not limited to, pursuant to Rule 144 under the Act, within seven days prior to and 90 days (unless the Company is advised by the managing underwriter that a longer period, not to exceed 180 days, is required, or such shorter period as the managing underwriter for any underwritten offering may agree) after the effective date of the registration statement relating to such registration (the “Trigger Date”), except as part of such registration or unless, in the case of a sale or distribution not involving a public offering, the transferee agrees in writing to be subject to this Section 15; provided that with respect to any shelf registration statement on Form S-3, the Trigger Date shall be the pricing of any offering made under such registration statement and the Director agrees to execute a customary holdback agreement with the underwriters for any such public offering.

16. Interpretation; Construction.

Any determination or interpretation by the Committee under or pursuant to this Agreement shall be final and conclusive on all persons affected hereby.

17. Amendments.

(a) In General. The Committee may, at its sole discretion, at any time and from time to time, alter or amend this Agreement and the terms and conditions of any unvested Options (but not any previously granted vested Options) awarded pursuant to this Agreement in whole or in part, including without limitation, amending the criteria for vesting and exercisability set forth in Section 4 hereof, substituting alternative vesting and exercisability criteria and imposing certain blackout periods on Options; provided that if such alteration, amendment, suspension, or termination shall not preserve the economic value or shall otherwise materially adversely affect the Director’s rights, as determined by the Committee in its sole good faith discretion, of any previously granted unvested Options, the Committee shall only be permitted to alter, amend, suspend, or terminate such previously granted unvested Options if it shall obtain the consent of the holders of a majority of all unvested Options held by Company employees and directors that are similarly affected by such amendment. The Company shall give written notice to the Director of any such alteration or amendment of this Agreement as promptly as practicable after the adoption thereof. This Agreement may also be amended by a writing signed by both the Company and the Director.

(b) Public Offering. Unless otherwise determined by the Committee, in the event of a Public Offering, the Committee shall amend this Agreement to provide for the imposition of certain blackout periods, in each case, as the Committee shall determine to be appropriate; provided, however, that such amendments shall preserve the economic value, as determined by the Committee in its sole good faith discretion.

18. Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

“Act” means the Securities Act of 1933, as amended.

“Adjustment Event” shall have the meaning set forth in Section 12.

“Agreement” means this Director Service Agreement, as the same may be amended, modified, supplemented, or restated from time to time after the date hereof.

“Board” means the Board of Directors of the Company.

“Change in Control” means the first to occur of the following:

(i) the acquisition (whether by purchase, merger, consolidation, or other similar transaction) by any person, entity, or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of beneficial ownership of all or substantially all of the combined voting power of the Company’s then outstanding voting securities, other than any such acquisition by the Company, any of its Subsidiaries, any employee benefit plan of the Company or any of its Subsidiaries, or by the Sponsors, or any affiliates of any of the foregoing; or

(ii) the sale, transfer, or other disposition of all or substantially all of the assets of the Company and the Subsidiaries, taken as a whole, to one or more persons or entities that are not, immediately prior to such sale, transfer, or other disposition, affiliates of the Company or any Sponsor.

“Change in Control Price” means the per Share consideration paid in conjunction with any transaction resulting in a Change in Control as determined in good faith by the Board, or, if so determined by the Board, if any part of the consideration is payable other than in cash, the Fair Market Value of such consideration as determined in good faith by the Board.

“Closing Date” means the date of the “Closing”, as such term is defined in each of the Subscription Agreements, dated as of December 22, 2011, by and between the Company and the Sponsors.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Committee” means the Compensation Committee of the Board or, if there shall not be any committee then serving, the Board.

“Director” shall have the meaning set forth in the preamble to this Agreement.

“Disability” means a physical or mental impairment that renders a Director unable to perform the essential functions of the Director’s position even with reasonable accommodation (that does not impose an undue hardship on the Company), and which has lasted at least 60 consecutive days. A physician selected by the Company or its insurers shall make the determination of the existence of a Disability.

“Fair Market Value” means, if no Public Offering has occurred, the fair market value of a Share as determined by the Committee. In making a determination of the Fair Market Value, the Committee, using a reasonable method reasonably applied, shall give due consideration to such factors as it deems appropriate, including, but not limited to, the earnings and other financial and operating information of the Company in recent periods, the potential value of the Company as a whole, the future prospects of the Company and the industries in which it competes, the history and management of the Company, the general condition of the securities markets, the fair market value of securities of companies engaged in businesses similar to those of the Company, and any recent valuation of the Shares that shall have been performed by an independent valuation firm (although nothing herein shall obligate the Committee to obtain any such independent valuation). Following a Public Offering, the Fair Market Value, on any date of determination, shall mean the average of the closing sales prices for a Share as reported on a national exchange for each of the ten business days preceding the date of determination or the average of the last transaction prices for a Share as reported on a nationally recognized system of price quotation for each of the ten business days preceding the date of determination. In the event that there are no Share transactions reported on such exchange or system during such ten-business-day period, Fair Market Value shall mean the closing sales price on the trading date before the commencement of such period.

“Grant Date” shall have the meaning set forth in Section 3(a).

“Members Agreement” means the Agreement Among Members, dated as of the Closing Date, among the Company, the Sponsors, and certain other shareholders of the Company, as it may be amended from time to time.

“Normal Expiration Date” shall have the meaning set forth in Section 4(b).

“Options” shall have the meaning set forth in Section 3(a).

“Option Price” shall have the meaning set forth in Section 3(b).

“Payments” shall have the meaning set forth in Section 7(b).

“Public Offering” means a public offering pursuant to an effective registration statement filed with the Securities and Exchange Commission that covers (together with prior effective registrations) (i) not less than 25% of the then outstanding Shares, on a fully diluted basis, or (ii) Shares that, after the closing of such public offering, will be traded on the New York Stock Exchange, the American Stock Exchange, the National Association of Securities Dealers Automated Quotation System, or an equivalent internationally recognized securities exchange or quotation system.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Closing Date, among the Company, the Sponsors, and certain other shareholders of the Company, as it may be amended from time to time.

“Service Condition” shall have the meaning set forth in Section 4(a)(i).

“Service Period” shall have the meaning set forth in Section 1.

“Shares” means the Class A common shares of the Company, par value $0.10 per share.

“Special Termination” shall have the meaning set forth in Section 6(a).

“Sponsors” means, collectively, Daniel S. Loeb, KEP TP Holdings, L.P., KIA TP Holdings, L.P., and Pine Brook LVR, L.P.

“Subsidiary” means any corporation a majority of whose outstanding voting securities is owned, directly or indirectly, by the Company.

“Trigger Date” shall have the meaning set forth in Section 15.

19. Miscellaneous.

(a) Notices. All notices, requests, demands, letters, waivers, and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) mailed, certified or registered mail with postage prepaid, (iii) sent by next-day or overnight mail or delivery, or (iv) sent by fax, as follows:

(i) If to the Company, to it at:

Third Point Reinsurance Ltd.

Chesney House

1st Floor

96 Pitts Bay Road

Pembroke HM 06

Bermuda

Attn: General Counsel

with a copy to:

Third Point LLC

390 Park Avenue

New York, NY 10022

Attn: Joshua Targoff

Pine Brook LVR, L.P.

60 East 42nd Street, 50th Floor

New York, NY 10165

Attn: William Spiegel

Kelso & Company, L.P.

320 Park Avenue, 24th Floor

New York, NY 10022

Attn: James J. Connors, II

(ii) If to the Director, to the Director’s last known home address, or to such other person or address as any party shall specify by notice in writing to the Company.

All such notices, requests, demands, letters, waivers, and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the day delivered, provided that such delivery is confirmed.

(b) Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy, or claim under or in respect of any agreement or any provision contained herein.

(c) Waiver. Either party hereto may by written notice to the other (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement, (ii) waive compliance with any of the conditions or covenants of the other contained in this Agreement, and (iii) waive or modify performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder, subject to the requirements of law.

(d) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the law that might be applied under principles of conflict of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the Federal and state courts of New York State located in New York County in respect of the interpretation and enforcement of the provisions of this Agreement. Each party hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Each party hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such action, suit or proceeding and agrees that the mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 19(a) or in such other manner as may be permitted by law shall be valid and sufficient service thereof. EACH PARTY FURTHER ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION, OR VALIDITY OF THIS AGREEMENT. Each party certifies and acknowledges that (A) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (B) each such party understands and has considered the implications of this waiver, (C) each such party makes this waiver voluntarily, and (D) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 19(d).

(e) Section 409A of the Code. This Agreement is intended to be exempt from or comply with the requirements of Section 409A of the Code and all provisions contained herein, including, but not limited to, any adjustment provisions, shall be construed and interpreted in accordance with such intent.

(f) Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(g) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Director have duly executed this Agreement as of the date first above written.

THIRD POINT REINSURANCE LIMITED

By:
Name:
Title:

DIRECTOR

[Director Name]

Number of Options:	25,424
Option Price:	$10.00

Number of Options:	8,475
Option Price:	$16.00

Number of Options:	8,475
Option Price:	$20.00

[Signature Page to Third Reinsurance Limited Director Service Agreement]